UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2011

BIO NITROGEN CORPORATION
Exact name of registrant as specified in its charter

New Jersey	33-36670	22-3061278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8725 NW 18th Terrace, Suite 105 Doral, Florida	33172-2629
(Address of principal executive offices)	(Zip Code)

(305) 418-8545
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7. REGULATION FD

Item 7.01       Regulation FD Disclosure

Letter of Intent

On February 2, 2012, the Board of Directors of Bio Nitrogen Corporation, a New Jersey corporation (the “Company”), authorized the execution of that certain letter of intent (the “Letter of Intent”) with United Suppliers, Inc. (“United Suppliers”). In accordance with the terms and provisions of the Letter of Intent, United Suppliers intends to purchase up to 300,000 short tons annually for three years totaling 900,000 short tons of urea in granular or prilled grade form. Management of the Company anticipates that a final agreement for a three year term will be executed and consummated in the next couple of months and will further detail the mutually agreed upon specifics including product specifications, methods of delivery, pricing and payment. The projected start date is currently set for the third to fourth quarter of 2012 and will be further defined in the final agreement.

Management believes that United Suppliers is a leader in the plant and agricultural industry and the Letter of Intent represents a strategic partnership between the two companies.

Current Business Operations

Management desires to further emphasize the current business operations of the Company, which entails positioning the Company to become a global, mass manufacturer of high-quality, urea and urea fertilizer. The Company has developed a revolutionary patent-pending technology for converting renewable biomass waste into high-nitrogen urea fertilizer (the “Technology”). The Technology will allow the Company to produce urea at a substantially lower cost than traditional methods. The Company’s current business operations also include building small-scale, fully operational plants on a turnkey basis. Each production facility is estimated to be able to manufacture 15 tons of urea fertilizer per hour for a total annual production of approximately 124,200 tons per plant. The plants will be located in rural, crop producing areas where local farmers will both supply the Company’s with biomass materials to fuel its operations and later purchase the urea products to fertilize their next generation of crops.

Management believes that the market for urea is strong. Currently, over 90% of urea produced utilizes gas as the feedstock. The Technology for the production of urea fertilizer requires use of common agricultural waste products and other natural biomass and not chemicals or natural gas. Therefore, the by-products created by the Company’s process are electricity, which can be sold to cement manufacturers as a secondary revenue stream, and water, which is reused in the process. Using surface biomass products as a carbon source rather than subterranean fossil fuel will not release previously trapped subterranean carbon into the atmosphere. Additionally, the Company’s manufacturing method recycles the harmful greenhouse gases that are separated out during the gasifying and reforming processes. As a result, the Company’s urea production systems has virtually no negative impact on the environment and the process qualifies for carbon credits.

Management desires to confirm that the Company is governed by a Board of Directors, whose members are Jay Almeida, Dr. Terry R. Collins, Claudio M. Beruvides and Mario G. Beruvides, and its President/Chief Executive Officer is Dr. Terry R. Collins. Subsequent to the acquisition of the Company in approximately May 2011, then known as Hidenet Secure Architectures Inc., the Company acquired Bio-SNG Technologies Inc. as its wholly-owned subsidiary and was re-structured. Since May 2011, the Company has aggressively been moving forward with its business operations in the best interests of its shareholders. Management desires to further emphasize that there is no association or affiliation with any of the prior management of the Company then known as “Hidenet Secure Architectures Inc.” nor any of the individuals who formed the selling group during the acquisition in May 2011.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIO NITROGEN CORPORATION

Dated: February 8, 2012	By:	/s/ Dr. Terry R. Collins
	Name:	Dr. Terry R. Collins
	Title:	President & CEO